Exhibit 99.1

November 12, 2025

DeFi Development Corp. Reports Strong Third Quarter 2025 Earnings

BOCA RATON, FL — November 12, 2025 — DeFi Development Corp. (Nasdaq: DFDV) (the “Company” or “DeFi Dev Corp.”), the first US public company with a treasury strategy built to accumulate and compound Solana (“SOL”), today released its 3Q 2025 Shareholder Letter and Business Update.

To read the full update, please visit: https://defidevcorp.com/investor?tab=earnings

A video update featuring CEO Joseph Onorati, CFO John Han, COO & CIO Parker White, and CSO Dan Kang will be uploaded to youtube.com/@DeFiDevCorp tomorrow, November 13, 2025, at approximately 8:00 a.m. Eastern Time. Management will address strategic highlights and take questions submitted in advance by both retail investors and sell-side analysts.

For more information, visit defidevcorp.com. To stay up-to-date with the latest developments and insights, subscribe to our blog.

About DeFi Development Corp.

DeFi Development Corp. (Nasdaq: DFDV) has adopted a treasury policy under which the principal holding in its treasury reserve is allocated to SOL. Through this strategy, the Company provides investors with direct economic exposure to SOL, while also actively participating in the growth of the Solana ecosystem. In addition to holding and staking SOL, DeFi Development Corp. operates its own validator infrastructure, generating staking rewards and fees from delegated stake. The Company is also engaged across decentralized finance (DeFi) opportunities and continues to explore innovative ways to support and benefit from Solana’s expanding application layer.

The Company is an AI-powered online platform that connects the commercial real estate industry by providing data and software subscriptions, as well as value-add services, to multifamily and commercial property professionals, as the Company connects the increasingly complex ecosystem that stakeholders have to manage.

The Company currently serves more than one million web users annually, including multifamily and commercial property owners and developers applying for billions of dollars of debt financing per year, professional service providers, and thousands of multifamily and commercial property lenders, including more than 10% of the banks in America, credit unions, real estate investment trusts (“REITs”), debt funds, Fannie Mae® and Freddie Mac® multifamily lenders, FHA multifamily lenders, commercial mortgage-backed securities (“CMBS”) lenders, Small Business Administration (“SBA”) lenders, and more. The Company’s data and software offerings are generally offered on a subscription basis as software as a service (“SaaS”).

Investor Contact:

ir@defidevcorp.com

Media Contact:

Prosek Partners

pro-ddc@prosek.com